Exhibit 99.1

TRAFFIX, INC. REPORTS SECOND QUARTER 2005 RESULTS

NET REVENUE OF $16.6 MILLION, REPRESENTING AN 82% INCREASE OVER PRIOR YEAR’S COMPARABLE PERIOD

GAAP INCOME FROM OPERATIONS INCREASES 175% OVER PRIOR YEAR’S COMPARABLE PERIOD

Traffix, Inc. (NASDAQ: TRFX - News), a premier interactive media company, today reported results for the quarter ended May 31, 2005.

Net revenue for the quarter ended May 31, 2005 increased 82% to $16.6 million from $9.1 million in the comparable quarter of fiscal 2004. On a sequential basis, net revenue increased $3.3 million, or 25%, to $16.6 million, as compared to $13.3 million in the first quarter of fiscal 2005.

Income from operations increased 175% to $1.1 million from $0.4 million in the comparable quarter of fiscal 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2005 was $1.8 million compared to $0.7 million in the comparable quarter from 2004, an increase of 146%.

Net income was $0.7 million, or $0.05 per diluted share, compared to net income of $665,000, or $0.04 per diluted share, in the comparable quarter of fiscal 2004. Diluted earnings per share increased to $0.05, from diluted earnings per share of $0.04 in the first fiscal quarter of 2005.

The increases in the Company’s net revenues, income from operations, net income and diluted earnings per share, both on a year-to-year and sequential basis, were attributable to organic growth from the Company’s existing lines of business, as well as from the contributions of the June 2004 Send Traffic acquisition and the January 2005 Hot Rocket acquisition.

“We are very pleased with our financial and operating results for the second quarter,” said Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix. “Our mission is to provide valuable content to our users, building premier media communities. The growth posted this quarter demonstrates a strong affirmation of that strategy. By continuing to expand our content offerings, and opening new media communities, we believe we are well positioned for future growth.”

Mr. Schwartz concluded by stating that “during the second quarter, we continued to improve our websites and infrastructure. With the stabilization of our overhead, revenue growth is increasingly adding to our bottom-line results. The internet advertising market is projected to expand rapidly in the coming years. With our cross section of content and growing media network, we believe we are poised to capitalize on that growth.”

Recent Business Highlights

•                  Extended and expanded content licensing agreement with one of America’s leading special interest publishing companies, which publishes more than 500 special interest titles and publications, enriching and expanding Traffix’s access to travel, automotive, medical and health, inspirational, leisure, photos and digital stationary content.

•                  New member registrations on Traffix network exceeded 5.2 million during the quarter, a 140% increase when compared with the 2.2 million generated during the same period one year ago.

•                  Completed beta testing on a new breed of greeting card site, where users can send greeting cards to friends and family by email or instant messenger containing popular songs and music, using our proprietary content platform which we anticipate will allow us to rapidly deploy and scale new content communities.

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers’ specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its three business groups:

•                  Traffix Performance Marketing (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•                  Send Traffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•                  Hot Rocket (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit(TM)” icon at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME FOR THE:

(UNAUDITED)

	Three Months Ended May 31,		Six Months Ended May 31,
	2005	2004	2005	2004

Net revenue	$16,610,569	$9,139,855	$29,886,385	$16,310,149
Cost of sales	10,526,749	5,137,014	18,941,119	8,942,968
Gross profit	6,083,820	4,002,841	10,945,266	7,367,181

Selling expenses	974,120	515,158	1,791,295	963,088
General and administrative expenses	3,914,134	3,147,860	7,675,379	6,007,437
Bad Debt expense	80,382	(65,656)	165,607	(112,113)
Income from operations	1,115,184	405,479	1,312,985	508,769

Other income (expense):
Interest income and dividends	237,514	113,989	425,337	222,721
Realized gains on marketable securities	(11,218)	11,647	574,050	22,670
Realized gain on sale of subsidiary	—	199,900	195,000	394,900
Other non-operating income (expense)	2,326	292,694	(6,384)	338,887
Minority interest in income of subsidiary	(150,529)	—	(248,174)	—

Income before provision for income taxes	1,193,277	1,023,709	2,252,814	1,487,947

Provision for income taxes	485,593	358,917	921,849	470,264
Effective tax rate	40.7%	35.1%	40.9%	31.6%
Net income	$707,684	$664,792	$1,330,965	$1,017,683

Diluted income per share:
Net income	$0.05	$0.04	$0.09	$0.07
Weighted average shares outstanding	14,233,711	13,765,499	14,245,027	13,659,127

TRAFFIX, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEETS

	May 31, 2005	November 30, 2004
	(UNAUDITED)
Assets
Current assets:
Cash and cash equivalents	$7,283,691	$7,553,285
Marketable securities	23,354,021	28,251,348

Accounts receivable, trade, net of allowance for doubtful accounts of $840,367 at May 31, 2005 and $691,229 at November 30, 2004	9,498,405	4,744,220
All other current assets	1,671,448	2,129,165
Total current assets	41,807,565	42,678,018

Total non-current assets	11,945,117	9,280,492
Total assets	$53,752,682	$51,958,510
Liabilities
Total liabilities - current	$8,641,174	$8,119,796
Total liabilities - non-current - (deferred taxes payable)	316,279	316,279
Minority Interest	169,278	—
Total shareholders’ equity	44,625,951	43,522,435
Total liabilities and shareholders’ equity	$53,752,682	$51,958,510

Working Capital (Current assets less current liabilities)	$33,166,391	$34,558,222
Current Ratio	$4.84	$5.26
Combined Cash and Marketable Securities	$30,637,712	$35,804,633
Common stock issuable and outstanding	14,061,174	13,510,605
Tangible Book Value per share	$2.49	$2.73
Combined Cash and Marketable Securities per share	$2.18	$2.65

Other Unaudited Operations Data for the periods presented:

	Three Months Ended May 31,
	2005	2004
Income from operations	$1,115,184	$405,479
Depreciation and amortization	648,062	312,457
EBITDA (a)	$1,763,246	$717,936

	Six Months Ended May 31,
	2005	2004
Income from operations	$1,312,985	$508,769
Depreciation and amortization	1,098,170	635,095
EBITDA (a)	$2,411,155	$1,143,864

(a) EBITDA is net income excluding special charges, interest expense, interest and dividend income, net gains (losses) on the sale of marketable securities, realized gains on subsidiary sales, permanent impairment charges to long lived assets, other nonoperating income (expense) and minority interest (income) loss, depreciation, amortization and income taxes.

Contact:

Traffix, Inc.

Daniel Harvey, 845-620-1212 ext. 231

danh@traffixinc.com

or

KCSA

Todd Fromer / Erica Levy, 212-682-6300 ext. 215 / 208

tfromer@kcsa.com / elevy@kcsa.com

http://www.kcsa.com